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                                                                    Exhibit 12.1

                       Mission Resources Corporation -
               Calculation of Ratio of Earnings to Fixed Charges
                             (dollars in millions)

                                                                                                              Mission
                                                                                                             Resources
                                                       Year ended    Six Months         Year ended            Pro forma  Six Months
                                                         June 30,       ended           December 31,         year ended    ended
                                                      ------------  December 31, -------------------------  December 31,  June 30,
                                                      1996    1997      1997     1998      1999       2000       2000      2001
                                                      ----    ----  ------------ ----      ----       ----  ------------  --------
EARNINGS
  Net income (loss) from continuing operations         982   4,645     3,548   (77,251)    8,813     32,208     41,837      389
  Income tax expense                                    46   2,585     2,114    (6,069)   (3,154)   (12,222)    (5,064)      48
  Impairment expense                                     -       -         -    73,899         -          -          -   11,221
  Mining venture expense                                 -       -         -         -         -          -          -      866
  Fixed charges                                      1,657   4,477     5,978    11,660    11,845     15,375     41,302    9,535

    Totals earnings available for fixed charges      2,685  11,707    11,640     2,239    17,504     35,361     78,075   22,059

FIXED CHARGES
  Interest and debt expense                          1,579   4,034     5,631    10,825    11,014     14,816     39,865    8,959
  Amortized debt issuance costs and discounts           78     443       347       835       831        559      1,437      873

    Total fixed charges                              1,657   4,477     5,978    11,660    11,845     15,375     41,302    9,832

RATIO OF EARNINGS TO FIXED CHARGES                     1.6     2.6       1.9       0.2       1.5        2.3        1.9      2.2
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